PARKER-HANNIFIN CORPORATION
             6035 PARKLAND BOULEVARD - MAYFIELD HEIGHTS, OHIO 44124-4141

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  OCTOBER 28, 1998


    The annual meeting of shareholders of Parker-Hannifin Corporation will be held at the Corporation's headquarters at 6035 Parkland Boulevard, Mayfield Heights, Ohio 44124, on Wednesday, October 28, 1998, at 9:00 a.m., Eastern Standard Time, for the following purposes:

    1. Electing four Directors in the class whose three-year term of office will expire in 2001;

    2. Electing one Director in the class whose term of office will expire in 2000;

    3. Appointing PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending June 30, 1999; and

    4. Transacting such other business as may properly come before the meeting.

    Shareholders of record at the close of business on August 31, 1998, are entitled to vote at the meeting. Please sign and return the enclosed Proxy promptly. A return envelope is enclosed for your convenience.

                                  By Order of the Board of Directors


                                          THOMAS A. PIRAINO, JR.
                                          THOMAS A. PIRAINO, JR.
                                              Secretary

September 28, 1998

                          PARKER-HANNIFIN CORPORATION
          6035 Parkland Boulevard - Mayfield Heights, Ohio 44124-4141


                               PROXY STATEMENT


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the annual meeting of shareholders scheduled to be held on October 28, 1998, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 1998 will be entitled to vote. On that date, 109,307,965 Common Shares were outstanding and entitled to vote at the meeting, each share being entitled to one vote. This Proxy Statement and the form of Proxy are being mailed to shareholders on September 28, 1998.

    Shareholders of the Corporation have cumulative voting rights in the election of Directors, provided any shareholder gives notice in writing to the President or a Vice President or the Secretary of the Corporation not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or distribute votes on the same principle among two or more nominees, as the shareholder sees fit. In the event that voting at the election is cumulative, the persons named in the Proxy will vote Common Shares represented by valid Board of Directors' Proxies on a cumulative basis for the election of the nominees named below, allocating the votes of such Common Shares in accordance with their judgment.


                            ELECTION OF DIRECTORS

    The Directors of the class elected at each annual election hold office for terms of three years. The Board of Directors of the Corporation presently consists of 14 members divided into three classes. The class whose term expires in 1998 consists of four members and the classes whose terms expire in 1999 and 2000 each consist of five members. Frank A. LePage, formerly a member of the class whose term expires in 1999, retired from the Board of Directors in October 1997.

    Shareholder approval is sought to elect John G. Breen, Hector R. Ortino, Patrick S. Parker and Dennis W. Sullivan, Directors whose terms of office expire in 1998, to the class whose term will expire in 2001. Shareholder approval is also sought to elect Klaus-Peter Muller to the class whose term will expire in 2000. The addition of a director in this class is desirable due to the anticipated retirement of several Directors in this class in the near future. A plurality of the Common Shares voted in person or by proxy is required to elect a Director.

    Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. However, the Board of Directors has no reason to believe that this contingency will occur.

         NOMINEES FOR ELECTION AS DIRECTORS FOR TERM EXPIRING IN 2001

JOHN G. BREEN, 64, has served as a Director of the Corporation since 1980. He is Chairman of the Compensation and Management Development Committee and a member of the Nominating and Retirement Planning Committees. Mr. Breen is the Chairman of the Board and Chief Executive Officer of The Sherwin Williams Company (paints and coatings). Mr. Breen is also a Director of National City Corporation, Mead Corporation and Goodyear Tire and Rubber Company.

HECTOR R. ORTINO, 56, was elected to the Board of Directors in January 1997.
  He is Chairman of the Audit Committee and a member of the Nominating Committee. Mr. Ortino has been the President and Chief Operating Officer of Ferro Corporation (specialty materials) since February 1996. He was previously Executive Vice President and Chief Financial Administrative Officer of Ferro Corporation from May 1993 to February 1996. Mr. Ortino is also a Director of Ferro Corporation and Bunge International.

PATRICK S. PARKER, 68, has served as a Director of the Corporation since 1960.
  Mr. Parker is the Chairman of the Board of Directors of the Corporation.

DENNIS W. SULLIVAN, 59, has served as a Director of the Corporation since
  1983. Mr. Sullivan is Executive Vice President and, since April 1996, a member of the Office of the President of the Corporation. Mr. Sullivan is also a Director of Ferro Corporation and KeyCorp.


          NOMINEE FOR ELECTION AS DIRECTOR FOR TERM EXPIRING IN 2000

KLAUS-PETER MULLER, 54, has been a member of the Board of Managing Directors of Commerzbank AG in Frankfurt, Germany since May 1992. Mr. Muller is also a member of the Supervisory Boards of the following companies:
  Hypothekenbank in Essen AG, Hannover Papier AG, ABB Asea Brown Boveri AG, Bank Rozwoju Eksportu S.A., Ford-Werke AG, Honsel AG, and Thyssen Handelsunion AG.


                 PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2000

DUANE E. COLLINS, 62, has served as a Director of the Corporation since 1992.
  Mr. Collins is President and Chief Executive Officer of the Corporation. Mr. Collins is also a Director of National City Corporation and The Sherwin Williams Company.

ALLEN H. FORD, 70, has served as a Director of the Corporation since 1975. He is a member of the Audit, Nominating, and Retirement Planning Committees. Now a Consultant, Mr. Ford was formerly the Senior Vice President-Finance and Control of The Standard Oil Company (diversified natural resources).
  Mr. Ford is also a Director of First Union Real Estate Investments.

ALLAN L. RAYFIELD, 63, has served as a Director of the Corporation since 1984.
  He is a member of the Audit, Compensation and Management Development, and Nominating Committees. Now retired, Mr. Rayfield previously served as President, Chief Executive Officer and Director of M/A-COM, Inc. (microwave manufacturing) from November 1993 to December 1994, and President and Chief Operating Officer of M/A-COM, Inc. from March 1991 to November 1993. Mr. Rayfield is also a Director of Acme Metals Inc. and Arch Communications Group, Inc.

PAUL G. SCHLOEMER, 70, has served as a Director of the Corporation since 1982.
  He is a member of the Nominating Committee. Now retired, Mr. Schloemer was President and Chief Executive Officer of the Corporation from 1984 to 1993. Mr. Schloemer is also a Director of Rubbermaid Incorporated, AMP Incorporated and Esterline Technologies Corporation.

MICHAEL A. TRESCHOW, 55, has served as a Director of the Corporation since
  1996. He is a member of the Audit and Nominating Committees. Mr. Treschow has been the President and Chief Executive of AB Electrolux (electrical appliances) in Sweden since April 1997. He was previously the President and Chief Executive Officer of Atlas Copco AB from 1991 to 1997. Mr. Treschow is also a Director of SKF AB and Saab Automobile AB.

                 PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

PAUL C. ELY, JR., 66, has served as a Director of the Corporation since 1984.
  He is Chairman of the Retirement Planning Committee and a member of the Nominating Committee. Now retired, Mr. Ely was a General Partner of Alpha Partners (venture capital seed financing) from July 1989 to May 1998. Mr. Ely is also a Director of Tektronix, Inc. and The Sabre Group.

PETER W. LIKINS, 62, has served as a Director of the Corporation since 1989.
  He is Chairman of the Nominating Committee and a member of the Audit and Compensation and Management Development Committees. Dr. Likins is President of the University of Arizona. He was previously the President of Lehigh University from July 1982 to October 1997. Dr. Likins is also a Director of Consolidated Edison Company of New York, Inc., Comsat Corporation and Safeguard Scientifics, Inc.

WOLFGANG R. SCHMITT, 54, has served as a Director of the Corporation since
  1992. He is a member of the Compensation and Management Development and Nominating Committees. Mr. Schmitt is the Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated (manufacturer of rubber and plastic products). Mr. Schmitt is also a Director of Kimberly-Clark Inc.

DEBRA L. STARNES, 45, was elected to the Board of Directors in July 1997. She is a member of the Compensation and Management Development, Nominating and Retirement Planning Committees. Ms. Starnes is the Senior Vice President, Petrochemicals of Lyondell Petrochemical Company (petrochemical production). She was previously Senior Vice President, Polymers of Lyondell from May 1995 to January 1997 and Senior Vice President, Petrochemical Management and Marketing at Lyondell from May 1992 to May 1995.

STEPHANIE A. STREETER, 41, has served as a Director of the Corporation since
  1996. She is a member of the Audit and Nominating Committees. Ms. Streeter is the Group Vice President of Worldwide Office Products of Avery Dennison Corporation (adhesives and office products). She was previously Vice President and General Manager of Avery Dennison Brands from November 1993 to May 1996 and Vice President and General Manager of Office Labels at Avery Dennison from June 1991 to November 1993.

    No Director of the Corporation is related to any other Director. During the fiscal year ended June 30, 1998, there were five meetings of the Corporation's Board of Directors. Each Director attended at least 75% of the meetings held by the Board of Directors and the Committees of the Board on which he or she served.

    THE AUDIT COMMITTEE, which met twice during the fiscal year ended June 30, 1998, is responsible for reviewing with the Corporation's financial management and its independent auditors the proposed auditing program (including both the independent and the internal audits) for each fiscal year, the results of the audits and the adequacy of the Corporation's internal control structure. This Committee recommends to the Board of Directors the appointment of the independent auditors for the fiscal year.

    THE RETIREMENT PLANNING COMMITTEE, which met once during the fiscal year ended June 30, 1998, is responsible for reviewing with the Corporation's management the funding and investment policies for defined benefit plans and defined contribution plans sponsored by the Corporation.

    THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE, which met twice during the fiscal year ended June 30, 1998, is responsible for annually reviewing and fixing the salaries and other compensation of the officers of the Corporation, deciding upon the grant of stock options to the officers and other employees of the Corporation and reviewing corporate policies and programs for the development of management personnel.

    THE NOMINATING COMMITTEE, which met once during the fiscal year ended June 30, 1998, is responsible for evaluating and recommending to the Board qualified nominees for election as Directors of the Corporation and considering other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors of the Corporation, provided that such recommendations are accompanied by information sufficient to enable the Committee to evaluate the qualifications of the nominee. Nominations should be sent to the attention of the Secretary of the Corporation.

    COMPENSATION OF DIRECTORS. The Corporation compensates Directors, other than officers who are Directors, for their services. The annual retainer for such Directors was increased from $24,000 to $26,000 effective April 1, 1998. The fee for attending each Board and Committee meeting is $1,000 for all such Directors other than Committee Chairmen, whose fee is $1,500 for chairing committee meetings. Patrick S. Parker, Chairman of the Board of

Directors, receives an annual retainer of $135,000, plus meeting fees, club memberships and the use of a leased automobile. Directors may elect to defer all or a portion of their fees under the Corporation's Deferred Compensation Plan for Directors or to elect to receive all or a portion of their fees in Common Shares of the Corporation pursuant to the Corporation's Non-Employee Directors' Stock Plan.

    The Board of Directors adopted the Non-Employee Directors Stock Option Plan in August 1996. Each Director who is not a current or retired employee of the Corporation ("Non-Employee Director") was granted 750 stock options, adjusted for the 3-for-2 Common Shares stock split paid on September 5, 1997, under the Plan in August 1997 at an option price equal to the then current fair market value of the Corporation's Common Shares. Such options have a ten-year term and vest following one year of continued service as a Director. In August 1998, each Non-Employee Director was granted an additional 1,000 stock options upon identical terms.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The following Directors serve as members of the Corporation's Compensation and Management Development Committee: Messrs. Breen, Likins, Rayfield and Schmitt and Ms. Starnes. Mr. Collins, the President and Chief Executive Officer of the Corporation, serves on the Compensation Committee of The Sherwin Williams Company. Mr. Breen is the Chairman and Chief Executive Officer of The Sherwin Williams Company.


                COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Management Development Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation.

    The Committee, which consists entirely of five outside non-employee Directors, has overall responsibility to:

    * review the performance and long-term management potential of the executive officers of the Corporation; and

    * review and fix the salaries and other compensation of the executive officers of the Corporation.

    Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors in conjunction with its approval and review of the Corporation's strategies and operating plans, thereby assuring that the Corporation's system of executive compensation is reasonable and appropriate, meets its stated purpose and effectively serves the interests of the shareholders and the Corporation.

    The Corporation's executive compensation programs are designed to attract and retain key executives critical to the long-term success of the Corporation by remaining competitive with other multinational diversified manufacturing companies of similar size. Comparative compensation information is used by the Committee to establish competitive salary grade ranges at the market median for base pay, annual bonus and long-term compensation. The group of companies used for compensation comparison purposes is not the same as the S&P Manufacturing (Diversified Industrials) Index, which is the peer group of companies included in the performance graph on page 11. Comparative compensation information is obtained by the Committee from independent surveys of numerous diversified manufacturers, which the Committee believes is important in order to establish competitive compensation ranges at the appropriate levels. On the other hand, the S&P Manufacturing (Diversified Industrials) Index utilized in the performance graph contains data only with respect to a limited number of companies that are in businesses similar to the Corporation, which data is theoretically reflective of the stock performance of all diversified manufacturers as a whole.

    The Corporation's executive compensation programs also are intended to reward executives commensurate with performance and attainment of pre-determined financial objectives. Accordingly, compensation of executive officers is directly and materially linked to both operating and stock price performance, thus aligning the financial interests of the Corporation's executives with those of its shareholders.

    Compensation for the Corporation's executives consists of three primary elements:

    1. A BASE SALARY within a competitively established range. The specific base salary within the range is determined by length of service and individual contributions and performance as measured against pre-established goals and objectives. Goals and objectives for each executive vary in accordance with each executive's responsibilities and are established by each executive's supervisor.

    2.  An ANNUAL CASH INCENTIVE BONUS that is comprised of two components:

         a. An amount that is determined by the Corporation's pre-tax return on average assets as compared to the Corporation's annual plan established at the beginning of the fiscal year (the "Target Incentive Bonus"); and

         b. An amount that is determined based on the return on division net assets for the divisions in each executive's individual operating unit (or the average return for all divisions for corporate staff executive officers) (the "RONA Bonus").

        The target amounts of the annual cash incentive bonuses are established in such a manner that base salary plus the target bonuses will be within the competitively determined total annual compensation range mentioned above. Target annual cash incentive bonuses represent approximately 35-45% of total targeted annual compensation for the executive officers with operational profit and loss responsibility (including the Chief Executive Officer) and 25-35% of total targeted annual compensation for the other executive officers.

        The Chief Executive Officer, with the approval of the Committee, also has the authority to establish additional annual incentive programs for operating executives. In fiscal year 1998, under a Volume Incentive Plan, operating group presidents had the opportunity to earn an additional bonus of 1% of base salary for each 1% of sales by which their group exceeded their previous year's sales by between 7.5% and 12.5%, and an additional bonus of 2% of base salary for each 1% of sales by which their group exceeded their previous year's sales by more than 12.5%; subject, however, to an overall maximum of 15% of the participant's base salary. Acquisitions may only account for up to 5% of the increase in sales. Also, sales growth above 12.5% resulted in additional payments under the Plan only if the group exceeded corporate goals with respect to its return on sales and its assets/sales ratio. An identical Volume Incentive Plan has been adopted for fiscal year 1999.

    3.  LONG-TERM INCENTIVE COMPENSATION that is comprised of two components:

        a. A long-term incentive plan ("LTIP") award that is based upon the Corporation's actual average return on equity for a three fiscal year period, payable in restricted stock (unless the participant elects to receive cash under the Corporation's Executive Deferral Plan). The amount of the LTIP award in shares is calculated by dividing a target LTIP dollar value (adjusted for risk of forfeiture) by the market price of the Corporation's Common Shares at the beginning of the three-year performance period. The target LTIP value is established by the Committee at the market median of comparative LTIP compensation.

        b. A stock option grant determined by utilizing the Black-Scholes valuation model to convert a target stock option dollar value (adjusted for risk of non-vesting) into the number of stock options to be granted. The target stock option value is established by the Committee at the market median of comparative stock option compensation. Stock options are granted with an exercise price equal to the fair market value of the Corporation's Common Shares on the day of grant and grants are generally exercisable between one and ten years from the date granted. In July 1998, the Committee approved a Stock Option Deferral Plan which permits executives to defer the recognition of gain upon the exercise of stock options under the Plan.

    Incentive compensation for the Corporation's executives is significantly "at risk", based upon the financial performance of the Corporation. Indeed, more than one-half of each executive's targeted total compensation (including base salary, annual bonus, LTIP payouts and stock options) may fluctuate significantly from year to year because it is directly tied to business and individual performance.

    Long-term incentive programs are designed to link the interests of the executives with those of the shareholders. LTIP awards focus on long-term return on equity and provide an incentive to increase the stock price during the three year performance period. Restricted stock awards build stock ownership and encourage a long-term focus on shareholder value, since the stock is restricted from being sold, transferred or assigned for a specified period. Stock option grants provide an incentive that aligns the executive's interests with those of the shareholders, since stock options will provide value to the executive only when the price of the Corporation's stock increases above the option grant price.

    In August 1996, the Board of Directors, at the recommendation of the Committee, adopted stock ownership guidelines that are designed to encourage the accumulation and retention of the Corporation's Common Shares by its Directors, executive officers and other key executives. These guidelines, stated as a multiple of executives' base salaries and of Directors' annual retainer, are as follows: Chief Executive
Officer: three times; Vice Presidents: two times; other executive officers and group presidents: one time; and non-officer Directors: four times. The recommended time period for reaching the above guidelines is five years. The Chief Executive Officer reviews compliance with this policy with the Committee on an annual basis.

    The Corporation's executive compensation philosophy is specifically evident in the compensation paid during the most recent fiscal year to the Corporation's President and Chief Executive Officer, Duane E. Collins. Mr. Collins' increase in base salary from fiscal 1997 to fiscal 1998 of 9.88% is reflective of his "outstanding" performance rating for fiscal 1997. In addition, based on the Corporation's fiscal 1998 operating plan, Mr. Collins was entitled to receive 100% of his Target Incentive Bonus of $300,000 if the Corporation's actual pre-tax return on average assets, adjusted primarily for acquisitions and currency transactions, was 16%. A minimum payout of 15% of the Target Incentive Bonus was established at a 3.6% pre-tax return on average assets and a maximum payout of 150% of the Target Incentive Bonus was established at a 19.3% pre-tax return on average assets. During the fiscal year ended June 30, 1998, the Corporation's adjusted pre-tax return on average assets was 16.8% and each executive officer, including Mr. Collins, received an amount equal to 112.7% of his Target Incentive Bonus, which is included in the "Bonus" column of the Summary Compensation Table on page 7.

    Mr. Collins' RONA Bonus was targeted at $426,188 based upon an approximate 32.7% average return on division net assets. The average return on division net assets was 35.95%, resulting in a RONA Bonus payment to Mr. Collins of $462,708, which is included in the "Bonus" column of the Summary Compensation Table on page 7. The other executive officers also received RONA Bonuses based upon the return on division net assets by their respective operating units (or the average return for all divisions for corporate staff executive officers).

    Based on the Corporation's average return on equity of 19.03% for the three fiscal years ended June 30, 1998, Mr. Collins and the other executive officers received a payment under the 1996-97-98 Long Term Incentive Plan in the form of either restricted shares or contributions to their Executive Deferral Plan accounts in an amount equal to the value of the restricted shares earned, as reported in the "LTIP Payouts" column of the Summary Compensation Table on page 7. Such payment represents 184% of the target payment that would have been achieved had the Corporation merely achieved its return on equity goal of 14% during such period.

    During fiscal year 1998, Mr. Collins and the other executive officers also received a long-term incentive award as described in the LTIP Table on page 9 and a stock option grant as reported in the Option Grants Table on page 8.

    During the past fiscal year, the Corporation once again reported all-time sales and earnings records, exceeding the prior year's record performance as well as forecasted performance. Accordingly, incentive compensation payable to each executive, including Mr. Collins, exceeded the target levels of annual compensation established by the Committee at the beginning of the fiscal year and greatly exceeded the 1996-97-98 LTIP target compensation.

    During 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted by Congress. The Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Corporation's Chief Executive Officer and four other highest paid executive officers beginning in fiscal year 1995. The Committee has taken the necessary actions to ensure the deductibility of compensation paid by the Corporation to such individuals.



            JOHN G. BREEN                           DR. PETER W. LIKINS
            JOHN G. BREEN                           DR. PETER W. LIKINS

            ALLAN L. RAYFIELD                       WOLFGANG R. SCHMITT
            ALLAN L. RAYFIELD                       WOLFGANG R. SCHMITT

                                  DEBRA L. STARNES
                                  DEBRA L. STARNES

                            EXECUTIVE COMPENSATION

   The following table summarizes compensation paid by the Corporation for each of the last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers:


                                              SUMMARY COMPENSATION TABLE

                                                   Annual Compensation                  Long-Term Compensation
                                          ____________________________________  _____________________________________
                                                                                               Awards       Payouts
                                                                                             _________   ____________

                                                                                Securities
                                                                  Other Annual  Underlying     LTIP       All Other
                                   Fiscal                         Compensation   Options      Payouts    Compensation
 Name and Principal Position       Year   Salary ($)   Bonus ($)    ($) (a)        (#)        ($) (b)       ($) (c)
______________________________     _____  __________   ________   ____________  ___________  _________   ____________
 Duane E. Collins,                 1998    913,000     800,808        83,677      55,740     1,532,701      12,831
    President, Chief Executive     1997    830,880     718,184        14,222      88,500     2,898,556      11,531
    Officer and Member of the      1996    783,473     611,981        18,068      99,000       988,348      14,570
    Office of the President


 Dennis W. Sullivan,               1998    590,000     397,153        11,080      26,700       711,222      13,818
   Executive Vice President and    1997    551,256     358,129         7,137      39,000     1,270,554      12,814
   Member of the Office of the     1996    525,000     323,325         8,144      56,250       436,055      12,934
   President


 Michael J. Hiemstra,              1998    400,000     236,565         3,985      12,735       429,631      13,618
   Vice President -                1997    376,392     215,491         2,939      18,000       678,972      12,637
   Finance and Administration      1996    361,920     199,074         6,574      22,500       232,553      14,672


Lawrence M. Zeno,                  1998    350,000     245,735         8,436      17,610       429,631      12,256
   Vice President and Member of    1997    279,000     153,872         7,258      18,000       678,972      12,478
   the Office of the President     1996    266,100     161,327        14,251      22,500       193,794      13,116


Stephen L. Hayes,                  1998    345,600     274,674        31,385      12,735       429,631      13,116
   Vice President, and President,  1997    314,196     235,623         9,727      18,000       678,972      11,448
   Parker Aerospace Group          1996    299,244     215,668         9,734      22,500       232,553      13,507


(a) Unless otherwise indicated, no executive officers named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total compensation reported in the Salary and Bonus columns. Reported in this column is annual compensation consisting of (i) amounts reimbursed by the Corporation for the payment of income taxes on certain executive perquisites and
      (ii) $53,607 in executive perquisites received by Mr. Collins in fiscal year 1998, including payments of $17,250 for country club dues and $18,154 for reimbursed spousal travel.

(b) For fiscal 1998 and 1997, the amounts represent contributions to the executives' Executive Deferral Plan ("EDP") accounts made under the 1996-97-98 and 1995-96-97 Long Term Incentive Plans, respectively. For fiscal 1996 the amounts represent the dollar value of restricted shares issued under the 1994-95-96 Long Term Incentive Plan based on the Corporation's stock price on the date of issuance of the shares.
      The restricted shares and EDP contributions are subject to a three-year vesting period, with accelerated vesting in the event of the death, disability or normal retirement of the Plan participant. Dividends are paid by the Corporation on the restricted shares. The number and value of the aggregate restricted stock holdings for each of the above-named executive officers as of June 30, 1998 was as follows: Mr. Collins, 47,261 shares with a value of $1,801,807; Mr. Sullivan, 23,660 shares with a value of $902,018; Mr. Hiemstra, 13,694 shares with a value of $522,065; Mr. Zeno, 10,313 shares with a value of $393,164; and Mr. Hayes, 13,196 shares with a value of $503,078.

(c) Represents matching contributions by the Corporation to the Parker Retirement Savings Plan and the Parker-Hannifin Corporation Savings Restoration Plan.

   The following table summarizes stock option grants by the Corporation during the fiscal year ended June 30, 1998 to each of the executive officers identified in the Summary Compensation Table on page 7:

                                         OPTION GRANTS IN FISCAL 1998

                                    Individual Grants
                    ___________________________________________________
                                                                            Potential realizable value
                     Number of      % of Total                              at assumed annual rates of
                    Securities        Options       Exercise                stock price appreciation for
                    Underlying       Granted to     Or Base                        option term (b)
                     Options         Employees       Price   Expiration  __________________________________
       Name         Granted(#)(a)  in Fiscal 1998   ($/Sh)      Date       5%($)       10%($)    9.0%($)(c)
___________________  ___________  ________________  _______  _________   _________   _________  __________
Duane E. Collins       55,740           29.2%       $43.042   8/12/07    1,508,826   3,823,653   3,280,522

Dennis W. Sullivan     26,700           14.0%       $43.042   8/12/07      722,742   1,831,567   1,571,402

Michael J. Hiemstra    12,735            6.7%       $43.042   8/12/07      344,724     873,596     749,506

Lawrence M. Zeno       17,610            9.2%       $43.042   8/12/07      476,685   1,208,011   1,036,419

Stephen L. Hayes       12,735            6.7%       $43.042   8/12/07      344,724     873,596     749,506


(a) Options are exercisable on the date following completion of one year of continuous employment after the date of grant (i.e., August 13, 1998). Restorative or "reload" option rights are attached to each option and up to two reload options will be granted upon exercise, subject to certain provisions, if the exercise price is paid using shares of the Corporation's common stock owned by the optionee.

(b) The potential realizable value illustrates the value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation over the entire term of the option. Shareholders of the Corporation, as a group, would realize $3,019,313,426 and $7,651,515,105 at assumed annual rates of appreciation of 5% and 10%, respectively, over the ten-year life of the options. There can be no assurance that the amounts reflected in this table will be achieved.

(c) Represents the Corporation's actual rate of stock price appreciation over the 10-year period ending June 30, 1998.

    The following table summarizes exercises of stock options during the fiscal year ended June 30, 1998 by each of the executive officers identified in the Summary Compensation Table on page 7 and the fiscal year-end value of unexercised options for such executive officers:

               AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

                                                          Number of
                                                    Securities Underlying         Value of Unexercised
                                                     Unexercised Options              In-the-Money
                          Shares       Value           at FY-End (#)               Options at FY-End ($)
                       Acquired on    Realized    ___________________________   ___________________________
      Name             Exercise (#)      ($)      Exercisable / Unexercisable   Exercisable /Unexercisable
_____________________  ____________  _________    ___________________________   __________________________
  Duane E. Collins         -              -           408,000 / 55,740            7,621,009 /      -

  Dennis W. Sullivan     18,000        613,571        294,375 / 26,700            6,127,017 /      -

  Michael J. Hiemstra   130,500      4,059,015         63,000 / 12,735              957,296 /      -

  Lawrence M. Zeno         -              -            63,000 / 17,610              957,296 /      -

  Stephen L. Hayes       15,000        436,738         63,000 / 12,735              957,296 /      -

    The following table summarizes awards by the Corporation during the fiscal year ended June 30, 1998 to each of the executive officers identified in the Summary Compensation Table on page 7 under the Corporation's Long Term Incentive Plan:

                         LONG TERM INCENTIVE PLAN - AWARDS IN FISCAL 1998

                                                                  Estimated Future Payouts under
                        Number of      Performance or              Non-Stock Price-Based Plans
                         Shares      Other Period Until    ________________________________________
          Name             (#)      Maturation or Payout   Threshold (#)   Target (#)   Maximum (#)
____________________    _________   ____________________   _____________   __________   ___________
 Duane E. Collins         15,660          3 Years             3,915         15,660       31,320
 Dennis W. Sullivan        7,500          3 Years             1,875          7,500       15,000
 Michael J. Hiemstra       4,380          3 Years             1,095          4,380        8,760
 Lawrence M. Zeno          6,075          3 Years             1,519          6,075       12,150
 Stephen L. Hayes          4,380          3 Years             1,095          4,380        8,760


   Target awards under the Corporation's Long Term Incentive Plan ("LTIP") during the last fiscal year were made in the form of restricted Common Shares of the Corporation and entitle each executive officer to receive a pro rata share of his award based upon the Corporation's actual average return on equity (threshold of 8%; target of 14%; maximum of 20%) for the three fiscal years ending June 30, 2000. Awards are payable in August 2000. Executive officers will receive cash in lieu of restricted shares under the LTIP if they are retired at the time of payment or if they elect, prior to May 31, 1999, to defer the amount earned under the LTIP pursuant to the Corporation's Executive Deferral Plan.


                         PENSION PLAN TABLE

    The following table summarizes the estimated annual benefits payable upon retirement to the executive officers identified in the Summary Compensation Table on page 7:



                                         Years of Service
                Remuneration               15 or more

               $   300,000               $   165,000
                   500,000                   275,000
                   700,000                   385,000
                   900,000                   495,000
                 1,100,000                   605,000
                 1,300,000                   715,000
                 1,500,000                   825,000
                 1,700,000                   935,000
                 1,900,000                 1,045,000
                 2,100,000                 1,155,000

    The foregoing table sets forth the straight-life annuity payable under the Corporation's Supplemental Executive Retirement Benefits Program at the normal retirement age of 65. The years of service under the Program for each of the executive officers identified in the Summary Compensation Table on page 7, at their respective retirement dates, will be as follows: Mr. Collins, 40 years; Mr. Sullivan, 44 years; Mr. Hiemstra, 25 years; Mr. Zeno, 41 years; and Mr. Hayes, 34 years. The Program provides an annual benefit based upon the average of the participant's three highest years of cash compensation (Salary, RONA Bonus and Target Incentive Bonus) with the Corporation. Benefits payable under the Program are based on calendar year compensation. Since the amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation Table on page 7 are determined on a fiscal year basis and since the amounts set forth in the "Bonus" column for Mr. Zeno in fiscal 1997 and 1996 and Mr. Hayes in fiscal

1998, 1997 and 1996 include payments received under the Volume Incentive Plan (which is not included in determining benefits under the Program), such amounts do not reflect the benefits payable under the Program. If the benefits were to be payable to each named participant based on retirement as of June 30, 1998, the average of the three highest calendar years of cash compensation included in determining benefits under the Program for each of the named participants would be as follows: Mr. Collins, $1,476,326; Mr. Sullivan, $910,346; Mr. Hiemstra, $592,467; Mr. Zeno, $439,948; and Mr. Hayes, $488,927. Benefits are subject to reduction for payments received under the Corporation's Retirement Plan plus 50% of primary social security benefits.

    "CHANGE IN CONTROL" SEVERANCE AGREEMENTS WITH OFFICERS. The Corporation has entered into separate agreements (collectively the "Agreements") with Messrs. Collins, Sullivan, Hiemstra, Zeno and Hayes. The Agreements are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Corporation. Each Agreement only becomes operative upon a "Change in Control" of the Corporation, as that term is defined in the Agreements, and the subsequent termination of the employment of the executive pursuant to the terms of the Agreement. A Change in Control of the Corporation shall be deemed to have occurred if and when: (i) subject to certain exceptions, any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities eligible to vote for the election of the Board; (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such twenty-four month period were Directors of the Corporation (the "Incumbent Board") cease to constitute at least a majority of the Board of Directors of the Corporation, unless the election, or nomination for election, of any person becoming a Director subsequent to the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the Incumbent Board; (iii) the Corporation enters into a merger, consolidation or other reorganization, or sells all its assets, unless (a) immediately following the business combination: (1) more than 50% of the total voting power eligible to elect directors of the resulting corporation is represented by shares that were Common Shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the corporation resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the Board of Directors of the Corporation's approval of the execution of the initial agreement providing for such business combination, or
(b) the business combination is effected by means of the acquisition of Common Shares from the Corporation, and the Board of Directors of the Corporation approves a resolution providing expressly that such business combination does not constitute a "Change in Control"; or (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

    Each Agreement provides that, if the employment of the executive is terminated during the three years following a Change in Control of the Corporation, either by the Corporation without "Cause" (as defined in the Agreements) or by the executive for "Good Reason" (as defined in the Agreements and described below), the executive shall be entitled to receive
(a) pro rata salary and bonus for the year of termination of employment; (b) severance pay equal to three times the executive's annual salary and bonus;
(c) continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years; (d) to the extent not previously received, all amounts previously deferred under the Corporation's non-qualified income deferral plans together with a "make whole" amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under such deferral plans; and (e) a "gross-up" payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code. "Good Reason" for termination of employment by the executive includes, without limitation, diminution in duties, reduction in compensation or benefits or relocation. In addition, termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control shall constitute Good Reason.

    A Change in Control of the Corporation also has an effect under other executive compensation plans of the Corporation, as follows: (1) any outstanding unvested stock option held by an executive vests immediately upon a Change in Control; (2) any outstanding unvested restricted stock issued or unvested Executive Deferral Plan amounts credited to an executive pursuant to the Corporation's Long Term Incentive Plans ("LTIP") vests immediately in the event of a Change in Control; (3) any outstanding LTIP award to an executive will be paid in full in cash upon a Change in Control, at the target amount or on the basis of corporate financial performance to the date of the Change in Control, whichever is greater; (4) if previously elected by the executive, upon a Change in Control, all amounts previously deferred by the executive under the Executive Deferral Plan, together with the "make whole" amount (described in subsection (d) of the preceding paragraph), will be paid to the executive; (5) upon a Change in

Control, all shares the receipt of which were previously deferred by the executive under the Stock Option Deferral Plan will be issued to the executive; and (6) upon a Change in Control, each participant under the Corporation's Supplemental Executive Retirement Benefits Program will receive three additional years of age and service credit under the Program and will receive a lump-sum payment equal to the present value of the participant's vested benefit under the Program.


                    COMMON SHARE PRICE PERFORMANCE GRAPH

    The following graph sets forth a comparison of the cumulative share-holder return on the Corporation's Common Shares with the S&P 500 Index and the S&P Manufacturing (Diversified Industrials) Index during the period June 30, 1993 through June 30, 1998, assuming the investment of $100 on June 30, 1993, and the reinvestment of dividends.

                                Comparison of Five Year Cumulative Total Return Among
                                Parker-Hannifin Corporation, the S&P 500 Index and the
                                  S&P Manufacturing (Diversified Industrials) Index

                                                 6/30/93  6/30/94  6/30/95  6/30/96  6/30/97  6/30/98
Parker-Hannifin Corporation                          100      132      172      205      299      286
S&P 500 Index                                        100      101      128      161      217      282
S&P Manufacturing (Diversified Industrials) Index    100      112      148      188      280      302


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee and the Board of Directors recommend the appointment of PricewaterhouseCoopers LLP as certified public accountants to examine the financial statements of the Corporation as of and for the fiscal year ending June 30, 1999. PricewaterhouseCoopers LLP, in the form of its predecessor, Coopers & Lybrand L.L.P., has made the annual audit of the Corporation's accounts since its organization in 1938. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions. Ratification of the appointment of PricewaterhouseCoopers LLP as certified public accountants requires the affirmative vote of the holders of at least a majority of the votes present or represented and entitled to vote on the proposal at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

                  PRINCIPAL SHAREHOLDERS OF THE CORPORATION

    The following table sets forth, as of August 31, 1998, the name and address of each person believed to be a beneficial owner of more than 5% of the Common Shares of the Corporation, the number of shares and the percentage so owned, as well as the beneficial ownership of Common Shares of the Corporation by the Directors, the executive officers of the Corporation named in the Summary Compensation Table on page 7, and all Directors and executive officers as a group:

                                      Amount and Nature          Percentage
         Name of                             of                     of
     Beneficial Owner               Beneficial Ownership(a)       Class(b)

Capital Research and Management Company   6,292,100(c)              5.6%
333 South Hope Street
Los Angeles, CA  90071

J. G. Breen                                  11,750(d)
P. C. Ely                                     6,424(d)
A. H. Ford                                   11,250(d)
P. W. Likins                                  7,311(d)
H. R. Ortino                                  2,754(d)
P. S. Parker                                709,864(d)
A. L. Rayfield                                5,282(d)
P. G. Schloemer                             324,052(d)
W. R. Schmitt                                 6,201(d)
D. L. Starnes                                 2,474(d)
S. A. Streeter                                3,976(d)
M. A. Treschow                                6,101(d)

D. E. Collins                               599,822(d)
D. W. Sullivan                              528,704(d)
M. J. Hiemstra                              121,002(d)
L. M. Zeno                                  113,175(d)
S. L. Hayes                                  95,110(d)

All Directors and executive               3,150,315(d)              2.8%
  officers as a group
  (28 persons)

(a) Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b) No Director or executive officer beneficially owned more than 1% of the Corporation's Common Stock as of August 31, 1998.

(c) Pursuant to a statement filed by Capital Research and Management Company with the SEC in accordance with Rule 13d-1 of the Exchange Act, Capital Research and Management Company has reported that as of December 31, 1997, it had sole investment power over 6,292,100 Common Shares.

(d) These amounts include 2,250 (except for 1,500 for Mr. Ortino and 750 for each of Mr. Breen and Ms. Starnes), 150,000, 463,740, 321,075, 75,735,
    80,610, 75,735 and 1,590,683 Common Shares subject to options exercisable on or prior to October 30, 1998 granted under the Corporation's stock option plans held by each Non-Employee Director, Messrs. Schloemer, Collins, Sullivan, Hiemstra, Zeno and Hayes and all Directors and executive officers as a group, respectively. Such Common Shares are deemed to be outstanding only for the purpose of computing the percentage of shares owned by each of the individuals and the officers and Directors as a group. These amounts also include 30,431, 5,230, 6,753, 7,526, 3,906, 5,096, 6,144 and 135,188 Common Shares as to which Messrs. Parker, Schloemer, Collins, Sullivan, Hiemstra, Zeno and Hayes and all Directors and executive officers as a group, respectively, hold voting power pursuant to the Corporation's Retirement Savings Plan as of June 30, 1998.

                            SHAREHOLDERS' PROPOSALS

    The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 1999 Annual Meeting of Shareholders is expected to be May 28, 1999. Parker intends to exercise discretionary voting authority with respect to shareholder proposals submitted outside the processes of Regulation 14a-8 promulgated under the Securities Exchange Act of 1934 which are received after August 8, 1998.

                                    GENERAL

    The Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

    The Corporation will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, officers and other employees of the Corporation may solicit the return of proxies. The Corporation will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. The Corporation will, upon request, reimburse them for their expenses in so doing. The Corporation has retained Kissel-Blake Inc., 110 Wall Street, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $14,000, plus disbursements.

    You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the meeting. Common Shares represented by properly executed proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted in favor of the election of the four nominees for Directors in the class whose three-year term of office will expire in 2001; in favor of the election of the nominee for the additional Director in the class whose term of office will expire in 2000; and in favor of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending June 30, 1999. Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your Proxy by giving notice to the Corporation in writing or in open meeting, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your Proxy.

    The Annual Report of the Corporation, including financial statements for the fiscal year ended June 30, 1998, is being mailed to shareholders with this Proxy Statement.

                                   By Order of the Board of Directors


                                           THOMAS A. PIRAINO, JR.
                                           THOMAS A. PIRAINO, JR.
                                               Secretary

September 28, 1998

                       PARKER-HANNIFIN CORPORATION
       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 28, 1998
        This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints PATRICK S. PARKER, DUANE E. COLLINS and THOMAS
A. PIRAINO, JR., and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 28, 1998, and at any adjournments thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card.


    PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


    Please sign exactly as your name(s) appear(s) hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

_________________________________         ____________________________________

_________________________________         ____________________________________

_________________________________         ____________________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                                        FOR
                                                        ALL
                                                        NOMI-  WITH-  FOR ALL
                                                        NEES   HOLD   EXCEPT
    ___________________________  1.Election of           [ ]    [ ]    [ ]
    PARKER-HANNIFIN CORPORATION    Directors in the
    ___________________________    class whose three
                                   year term of office
                                   will expire in 2001.

                                      John G. Breen
                                      Patrick S. Parker
                                      Hector R. Ortino
                                      Dennis W. Sullivan

 Mark box at right if an  [ ]      INSTRUCTION: To withhold authority to
 address change or comment         vote for a particular nominee, mark the
 has been noted on the             "For All Except" box and strike a line
 reverse side of this card.        through the name(s) of the nominee(s).
                                   Your shares will be voted for the
                                   remaining nominee(s).

RECORD DATE SHARES:

                                                         FOR THE   WITH-
                                                         NOMINEE   HOLD
                                 2.Election of Klaus-      [ ]      [ ]
                                   Peter Muller as a
                                   Director in the class
                                   whose term of office
                                   will expire in 2000.

                                                         FOR AGAINST ABSTAIN

                                 3.Appointment of        [ ]   [ ]    [ ]
                                   PricewaterhouseCoopers
                                   LLP as auditors for
                                   FY99.

                                   The Board of Directors recommends a vote
                                   FOR Items 1, 2 and 3.



Please be sure to sign and       Date ___________________
date this Proxy.

___________________________      __________________________
Shareholder signs here            Co-owner signs here